Exhibit 5.1

                , 2011

United Refining Company

15 Bradley Street

Warren, Pennsylvania 16365

Re:	United Refining Company Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to United Refining Company, a Pennsylvania corporation (the “Company”), in connection with the public offering of up to $365,000,000 aggregate principal amount of 10.500% First Priority Senior Secured Notes due 2018 (the “New Notes”). The New Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 10.500% First Priority Senior Secured Notes due 2018 (the “Old Notes”) under the Indenture, dated as of March 8, 2011 (the “Indenture”), between the Company, the Subsidiary Guarantors, The Bank of New York Mellon Trust Company, N.A, as Trustee, as contemplated by the Registration Rights Agreement, dated as of March 8, 2011 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors and Credit Suisse Securities (USA) LLC, as representative for the initial purchasers of the Old Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement on Form S-4 relating to the New Notes filed by United Refining Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture;

(iv)	a copy of the Company’s Certificate of Incorporation, as certified by the Secretary of State of the State of Pennsylvania;

(v)	a copy of the By-Laws of the Company, as certified by John R. Wagner, the Secretary of the Company;

(vi)	a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Pennsylvania with respect to the Company’s existence and good standing in the State of Pennsylvania;

(vii)	a copy of certain resolutions of the Board of Directors of the Company, adopted on January 24, 2011 relating to the Exchange Offer, the issuance of the Old Notes and the New Notes, the Indenture and related matters, as certified by John R. Wagner, the Secretary of the Company; and

(viii)	the form of the New Notes, included as an exhibit to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinions set forth herein are limited to the laws of the State of New York (including applicable provisions of the New York constitution and reported judicial interpretations interpreting such laws) and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Act, the Indenture has been qualified under the Trust Indenture Act and the New Notes (in the form filed with Exhibit 4.2 to the Registration Statement) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Ellenoff Grossman & Schole LLP